October 6, 2008

Dear Dynasil Stockholder:

The financial and general news seems to be dominated by
some very troubling events recently. It is with this backdrop, that I would like to report some very favorable and positive developments at Dynasil. As you will recall, Dynasil completed the acquisition of RMD, Inc. Research and RMD Instruments, LLC's assets on July 1, 2008. Our most recent quarter ended September 30, 2008 is our first quarter with the results of these operations, as well as the final quarter of our fiscal year. We currently estimate that quarterly revenues of approximately $8.8 million for the quarter ended September 30, 2008 will be more than triple the $2.67 million for the quarter ended September 30, 2007. We do not yet have our profitability results and even though the revenue results are preliminary, unaudited and subject to adjustment, we wanted to share this exciting news with you. The acquisition of RMD, an advanced instruments and contract research company, was the largest driver for the tripling of revenues. In addition, despite economic conditions, our historical businesses (excluding RMD businesses) achieved a 5%
revenue increase for the quarter.   As our auditors complete
their work and our year end numbers become available, we will further update you on the Company's results. Needless to say, we are most optimistic about the Company's future prospects.

On September 30, 2008, we completed a short-term, subordinated, "bridge" loan of $2 million from RMD Instruments, LLC at annual interest rate of 8%, with interest only monthly payments and a balloon repayment after six months. This loan provides us with additional working capital to support the RMD acquisition, while also providing a significant amount of available cash for general working capital purposes. We expect to replace this bridge loan with more permanent financing prior to its maturity. Including the proceeds of this loan, Dynasil's preliminary cash balance on September 30, 2008 was approximately $3 million and an additional $723,000 was available under existing bank lines of credit. One use of the additional working capital is to support the significant increase in government research grants being won by RMD. For example, RMD recently won $5.5 million of grants from the Department of Homeland Security to research improved radiation detection technology and $1.05 million from the National Cancer Institute towards developing a new technology for diagnosing breast cancer. RMD's backlog of research projects now exceeds two years.

RMD has had a transformational impact on Dynasil. We plan to apply our skills in effective execution to build on RMD's strong cash flow by accelerating current product growth as well as commercializing new technology from RMD's extensive research portfolio. We believe that our strategy of organic growth from effective execution in our business units, as well as the strategic acquisitions we have made, has resulted in most positive developments for your Company and a very bright and promising future.

Sincerely,

Craig T. Dunham
Dynasil President and CEO
About Dynasil: Dynasil is a manufacturer of photonic products including optical materials, components, coatings and instruments for a broad range of applications markets in the medical, industrial and defense sectors. Its wholly owned subsidiaries are located in New Jersey, New York and Massachusetts.

This letter may contain forward-looking statements usually containing the words "believe," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private
Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.
Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.